Exhibit 99.2

eMerge Interactive, Inc.

Second Quarter 2005 Conference Call Transcript

Robert Drury, Chief Financial Officer: Thank you Phoebe.

Ladies and Gentlemen, welcome and thank you for joining us on the eMerge Interactive second quarter conference call, and thank you also to those of you who are joining us on the webcast.

In addition to discussing our quarterly results this morning, David Warren, our CEO, and I will be discussing our overall business status and plans. I will focus on our financial status and outlook, while Dave will provide you with an overview of the status and plans for our products and services.

First, I want to provide perspective on our financial status. The adoption of our products and services in the beef industry has taken longer than we previously planned. There are a number of factors, primarily external, that led to this. We ended the second quarter with $6.1 million in cash and equivalents. We have recently taken additional steps to reduce our cash expenditures, while preserving our ability to develop and commercialize the products and services that can create value for shareholders. We have made progress in building relationships and in product development that are potentially encouraging. However, I want to state clearly that unless industry adoption of our VerifEYE and CattleLog products improves, there can be no assurance that we will be successful in achieving positive cash flow within the horizon of our current cash availability.

I’ll now review our quarterly results. Once again our results for the quarter show relatively high percentage growth in revenue and gross profit, but on a very small base. Revenue for the quarter was $335,000, an increase of 58% from prior year. Our revenue is still below the level needed to achieve profitability.

Overall Food Safety Technology, or VerifEYE, revenue in the second quarter 2005 is $221,000, an increase of 55% versus the comparable quarter of 2004. This primarily reflects the fact that we had two Carcass Inspection System units on lease at Cargill beef processing facilities this year compared to one unit on lease in 2004. During the quarter, revenues from sale of Solo units was minimal. Dave will address that in his business review.

VerifEYE revenue for the six months year to date are $880,000, an increase of 251% versus the prior year. This high percentage increase results from the first quarter sale, of a CIS unit that was previously on lease to Cargill. As stated in our press release this morning, we have not generated any new sales of CIS units this year. Dave will give you a summary of our ongoing efforts to increase adoption of this technology.

Second quarter revenue from the Animal Information Solutions segment are $113,000, in increase of 62% from prior year. Our underlying metrics in this business segment continue to show strong growth, particularly for recurring revenue. Head under management increased by 145% for the first half of 2005 compared to the quarter of 2004, and number of head added to our system increased 101%. In other words, the throughput of head on our system has doubled year over year. Also, consistent with the seasonal nature of this business segment, our Animal Identification revenues increased 23% from the first quarter of 2005.

Gross profit margin for the first quarter was reduced by the fact that we recorded a provision for inventory obsolescence of $105,000. Without this provision, our gross profit margin for the quarter would be 57%, which is consistent with the prior quarter margin of 56%, although slightly below our gross margin of 61% for the full year 2004, as a result of change in our product mix.

Selling, General, and Administrative expenses for the second quarter were $1.5 million, a decrease of 23% from prior year. As stated earlier, wherever possible we have reduced discretionary expenses that are not likely to contribute to generating short-term revenue or product development. Some examples include the elimination of outside contracts for investor relations, media, and maintenance of certain trademarks. These functions will be performed by our internal resources or by others at better rates. For the year to date, our SG&A expenses have been reduced by 22% from prior year. A portion of the expense reduction results from a one-time non-cash charge of $360,000 relating to separation agreements with two former officers in 2004.

Technology and development expenses in the second quarter were $701,000, an increase of 25% from the second quarter of 2004. This reflects additional costs for VerifEYE testing, and severance costs associated with the reduction of the position of Vice President of VerifEYE Technology and Operations.

Depreciation expenses continue to reduce as a more of our property, plant and equipment becomes fully depreciated. Total combined operating expenses for the second quarter were down 15% from prior year.

For the second quarter of 2005, our operating loss was $2.4 million compared to a loss of $2.8 million in the second quarter of 2004, resulting in a net loss per share of $.05 (five cents).

Turning to the balance sheet, we ended the second quarter with $6.1 million in cash, compared to $8.0 million at the end of the first quarter, a reduction of $1.9 million in the 3-month period. Our other balance sheet items remain in line with prior periods.

On May 2nd, 2005, we received a letter from Nasdaq notifying us that we are currently not in compliance with the minimum bid price requirement for continued listing on the Nasdaq SmallCap Market. We have been provided 180 calendar days, or until October 31st, 2005 to regain compliance, which we would attain if our stock closes at $1 or more for 10 consecutive business days. If we have not regained compliance at the end of the 180 days, the Nasdaq will determine if we meet the SmallCap Market’s initial listing criteria, except for the bid price requirement. If we meet the criteria, we will be granted an additional 180-calendar day compliance period. If we are ineligible for an additional compliance period, we will be provided notification that our securities will be delisted, at which time we may appeal Nasdaq’s determination to delist our common stock.

I’ll now discuss our financial position and liquidity. As I stated we ended the quarter with $6.1 million in cash. As we have indicated in our SEC filings, if we are unable to generate significantly higher sales in 2005, we will need to pursue additional sources of liquidity, and additional financing may not be available to us on acceptable terms. Accordingly, we are considering alternative strategies relating to the development, marketing, and sales of our products and services. We have hired AgriCapital and B. Riley & Company, in a joint engagement, to assist management and the Board in making a determination regarding these alternatives. A robust process is underway. As you can understand these processes by nature are time consuming – that is the reason that we started this process when we did. As and when we have something definitive to report, we will announce it promptly. There can be no assurance that this process will lead to any definitive result, and no assurance of success if alternative strategies are developed. Now I will turn the floor over to Dave.

David C. Warren, Chief Executive Officer: Thanks, Bob

As Bob mentioned, the second quarter continues to reflect a low revenue base, and clearly adoption of our products has been below our previous expectations. However, we have made important progress in the early stages of our products’ life cycles and I feel that it is timely and important to provide some perspective to help our shareholders understand our business position and strategy.

In 2001, eMerge had just completed an initial public offering. Its primary business strategy was to move cattle trading to the Internet. eMerge used the proceeds from the IPO to purchase live cattle auction markets, which generate substantial revenues but at notoriously low margins. At the peak of this cycle, in 2001, eMerge recorded revenues of $1.2 billion, with a gross profit margin of 1.2% and an operating loss of $48 million. The plan at the time was to gradually move trading to the Internet and capture much higher margins through use of data services and tools. However, more so than many other industries the cattle industry is slow to adopt new technology. eMerge had developed a few potentially valuable technologies, but with losses running at over $3 million per month, eMerge did not have the time or resources to bring them to success.

As a result, in mid-late 2001 the eMerge board brought in a new management team and new Board members, which resulted in a significant change in strategy. The cattle auction businesses were sold, headcount was reduced from over 350 employees to approximately 45, and a process of sorting out the best opportunities for profitable growth was undertaken. The decision was made to focus on two promising opportunities in which eMerge had already made investments with good potential results – first – food safety and assurance - the VerifEYE technology that enables detection of fecal contamination, and second, traceability – CattleLog individual animal management and data services. Both of these technologies required substantial research and development to become commercially viable. These technologies, however, are new developments and their success will be dependent on successful adoption by the Industry segments for eMerge to meet its business goals.

In our Animal Information Solutions business, we continue to see growth in the adoption of our CattleLog system over the previous year. AIS revenues through the end of the second quarter are 51% over the same period last year – this being driven by an increase of 145% in number of head under management. We realize that this increase is based on a small percentage of the market but it is an indication that the industry innovators and early adopters are reacting to the forces of (1) an upcoming National Animal Identification System, (2) interest from retailers in age and source verified cattle, (3) the use of verified data for global trade and (4) the growing concern of the threat of Bio-terrorism to the Beef Industry. These forces are creating the drivers that will require systems like CattleLog.

During the second quarter, eMerge organized a consortium of industry leaders for a presentation that was carried by RFTV – a major agricultural network available through Satellite TV. Participants included representatives from eMerge, McDonalds, Superior Video Auction, ADM Feeds and Beef Marketing Group. The program focused on “How a producer can participate in the upcoming value-added programs” and the response was very favorable from the Beef Industry. In addition, we continue to work with major industry players with the goal of adding partners who will play a valuable role in building the infrastructure for widespread adoption of CattleLog and R.F.I.D.

Also in the second quarter, we were awarded a contract with the Texas Animal Health Commission to perform their National Animal Identification System pilot project. The contract was for $42,000 and outlined a group of producers, livestock markets and feedyards that we will work with to test individual animal collection and data transfer. eMerge was not the exclusive supplier as most of the other Data Service Providers were awarded some portion of the overall contract. We have also been involved in the Montana and North Dakota Pilot Projects.

Through the second quarter we worked to achieve a PVP certification from USDA that will allow us to include age verification to our existing source verification. Age verification will be a requirement for major packers that want to re-open exports to the Japanese markets when the borders are re-opened.

On the VerifEYE side of the business, we continue to have discussions with major packers regarding adoption of the CIS systems. There continues to be interest but the packing community is still recovering from the effects of the record losses that impacted them throughout 2005. These losses were the result of lower domestic cattle supplies and restrictions on trade with Japan and Canada that lowered plant utilization level.

In the second quarter, due to the sluggish performance of product development in the business unit, we restructured the VerifEYE business unit to be more responsive to the opportunities and to reduce overall expenses. As part of this effort, we eliminated the position of Executive VP of VerifEYE Technology and Operations and streamlined the development focus on key projects.

In the second quarter, we performed a 3rd Party Validation Study with Food Safety Net Services for CIS & Solo at the Cargill Beef Plant in Plainview, Texas. The results indicated that utilizing CIS and Solo in conjunction with typical processing interventions resulted in significant reductions in microbial levels. We expect to share this significant performance data with packer prospects, the USDA and other entities as appropriate to our commercialization efforts for CIS and Solo.

During the quarter, SafeLine – a division of Mettler-Toledo – continued to encounter market resistance to Solo adoption, primarily due to the absence of any market requirements for automated inspection. SafeLine has put in a great deal of marketing effort into this project but have not been able to generate interest in the Solo product. In addition, SafeLine conducted internal market research on the TrimScan System – a version of VerifEYE geared toward inspection of beef trimmings prior to grinding. Their findings indicate that the potential users of TrimScan are opposed to self-inspection and feel that the burden of inspection should lie with the packer. SafeLine may be a potentially strong partner in the future for VerifEYE derivatives, but we are analyzing our options on distribution for Solo in the near future.

On a positive note, we are trialing the use of Solo in a major food distributor for the purpose of inspecting both incoming materials as well as their meat tenderizers. We anticipate, if successful, Solo would be the central tool for microbial analysis at each of their facilities. The results of their trials are expected later this month.

In addition, we have received the first Purchase Order for Solo units by the Food Safety Inspection Service of the USDA. The purchase order is for only four units but it is the result of extensive effort at FSIS to have them recognize the value of Solo to their inspectors. Once delivered, we will begin the education and training of the Beef Inspectors on this technology.

During the quarter, our Engineers identified a fluorescent response of all poultry fecal material, which is different from beef fecal’s fluorescent signature. We have modified some of the Solo units and one was tested in a poultry processing plant in GA. Results of the test were positive and further direction will be decided after more market information is gathered during the following months. This application is a major issue with FSIS / USDA, who is now encouraging the development of new technologies to help reduce incidences of Salmonella and Listeria as opposed to their prior emphasis on reduction of E.coli O157:H7.

Regarding HandScan, the development of the first generation HandScan was completed in the first quarter of 2005. Subsequently, the product was demonstrated to a number of potential major customers in both the Food Service and HealthCare industries. Feedback from potential customers as well as from a consultant’s study recently provided to us indicated that large-scale acceptance of the Generation I HandScan product would be limited by the prospective size and price of the unit, as well as by its stationary nature. In addition, market research on the health care market indicated the need to identify contaminants in addition to fecal matter.

As a result of this market feedback, we have begun the development of a Generation II HandScan product that would be less costly, smaller, lighter and available in a wand-like device capable of scanning a variety of surfaces as well as hands. We expect to have a working prototype ready for market testing late in the fourth quarter of 2005.

In the second quarter, eMerge signed a license agreement with Clare Chemical a company that designs and manufactures Fluorometric Detection Systems. The Clare patent portfolio provides coverage on a broad range of visible wavelengths for the excitation and detection of fluorescent materials. This license should provide us with a strong ability to compete in our market based on the solid coverage of the technologies that we are currently working on as well as derivative products in the future. In addition, we have finalized our formal patent application for the HandScan System.

In summary, the eMerge management team continues to pursue development and marketing of new and exciting technologies but generating industry adoption continues to be a major challenge in the current environment. We are highly sensitive to shareholders’ concerns regarding revenues, profitability and their long-range implications for eMerge and we will continue to explore every practical option for generating revenues and controlling costs – always with an eye on enhancing shareholder value.